UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 8, 2011

OREXIGEN THERAPEUTICS, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	001-33415	65-1178822
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3344 N. Torrey Pines Ct., Suite 200, La Jolla, CA		92037
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code: (858) 875-8600

(Former Name or Former Address, if Changed Since Last Report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On June 8, 2011, Orexigen Therapeutics, Inc. (the “Company”) entered into Amendment No. 3 (the “Amendment”) to the Company’s License Agreement with Duke University, dated March 31, 2004, as amended (the “Agreement”) pursuant to which the Company obtained an exclusive worldwide license from Duke to the Gadde patent. The Gadde patent is a U.S. patent covering the composition of Empatic™, one of the Company’s lead product candidates for the treatment of obesity, and methods for using Empatic to treat obesity and reduce the risk of hypertension, diabetes or dyslipidemia. Under the Agreement, the Company also acquired a license to an issued patent covering methods of using zonisamide (including in combination with bupropion) to cause weight loss and an international patent application, and any patents or patent applications that ultimately issue therefrom. The Amendment provides, among other things, for the extension of certain diligence milestones the Company is required to meet with respect to the development of Empatic.

The foregoing description of the Amendment does not purport to be complete and is qualified in its entirety by the Amendment, a copy of which the Company intends to file with its Quarterly Report on Form 10-Q for the quarter ending June 30, 2011, requesting confidential treatment for certain portions.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Amended and Restated CEO Employment Agreement

On June 14, 2011, Michael A. Narachi, the President and Chief Executive Officer of the Company, entered into a Second Amended and Restated Employment Agreement with the Company (the “Amended and Restated CEO Agreement”). The Amended and Restated CEO Agreement was amended and restated to reflect the current base salary for Mr. Narachi and amend the provisions relating to the change of control severance provisions contained therein. After receiving input from the Company’s independent compensation consultant, the Committee approved these amendments to bring Mr. Narachi’s employment agreement, including the severance benefits included therein, into closer alignment with similar executive employment agreements at comparable companies. The Amended and Restated CEO Agreement supersedes and replaces the corresponding former agreement.

Under the terms of the Amended and Restated CEO Agreement, Mr. Narachi’s employment is at will and may be terminated by either the Company or Mr. Narachi at any time. The Amended and Restated CEO Agreement also provides Mr. Narachi with certain change in control benefits. If Mr. Narachi’s employment is terminated by the Company other than for cause, or by Mr. Narachi due to constructive termination (as defined in the Amended and Restated CEO Agreement), within the three-month period before a change in control or within the 12 month period immediately following a change in control, Mr. Narachi will be entitled to a lump sum cash severance payment equal to the sum of (a) 24 months of his annual base salary (as in effect immediately prior to his termination) and (b) his annual bonus amount, calculated pursuant to his current target bonus percentage (75%) multiplied by two (2), less required tax withholdings and deductions.

The term for the severance and change in control benefits included in Mr. Narachi’s Amended and Restated CEO Agreement were unchanged by the amendment and shall continue through February 22, 2013 (the “Expiration Date”). If this agreement is not amended and the severance and change in control benefits are not renewed by the Company’s Compensation Committee of its Board of Directors prior to the Expiration Date, Mr. Narachi’s right to receive such severance and change in control benefits shall terminate automatically on the Expiration Date.

A complete copy of the form of Amended and Restated CEO Agreement is filed herewith as Exhibits 10.1 and incorporated herein by reference. The above summary does not purport to be complete and the foregoing description of the terms of the Amended and Restated CEO Agreement is qualified in its entirety by reference to Exhibit 10.1.

Amendment to Mark Booth Employment Agreement

On June 14, 2011, the Company and Mark Booth, its Chief Commercial Officer, entered into an amendment to the Amended and Restated Employment Agreement (the “Booth Amendment”), dated as of February 22, 2010. The Amendment provides that Mr. Booth, for a period of six (6) months beginning June 16, 2011, will begin a reduced schedule with the Company, working approximately twenty percent time. Mr. Booth’s annual base salary was reduced to $74,000 per year and his annual bonus amount was proportionately reduced as well. Mr. Booth’s severance and change in control benefits were unchanged by the amendment. The Company intends to routinely evaluate Mr. Booth’s contributions to determine if changes are warranted.

A complete copy of the Booth Amendment is filed herewith as Exhibit 10.2 and incorporated herein by reference. The above summary does not purport to be complete and the foregoing description of the terms of the Booth Amendment and is qualified in its entirety by reference to Exhibit 10.2.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

10.1	Form of Second Amended and Restated Employment Agreement by and between Orexigen Therapeutics, Inc. and Michael A. Narachi

10.2	Form of Amendment No.1 to Employment Agreement between Mark Booth and the Company

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

OREXIGEN THERAPEUTICS, INC.

Date: June 14, 2011	By: /s/ Joseph P. Hagan
Name: Joseph P. Hagan
Title: Acting-Chief Financial Officer and Treasurer

EXHIBIT INDEX

Exhibit No.	Description

10.1	Form of Second Amended and Restated Employment Agreement by and between Orexigen Therapeutics, Inc. and Michael A. Narachi

10.2	Form of Amendment No. 1 to Employment Agreement between Mark Booth and the Company